Exhibit 3.1

ARTICLES OF AMENDMENT OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
GENCO SHIPPING & TRADING LIMITED
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, the President of Genco Shipping & Trading Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Second Amended and Restated Articles of Incorporation of the Corporation, hereby certifies:

1.	The name of the Corporation is Genco Shipping & Trading Limited.

2.	The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on September 27, 2004.

3.	The text of the first paragraph of Article D of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“The aggregate number of shares of stock that the Corporation is authorized to issue is six hundred million (600,000,000) registered shares, of which five hundred million (500,000,000) shall be designated common shares with a par value of one United States cent (US$0.01) per share (herein referred to as the “Common Shares”), and one hundred million (100,000,000) shall be designated as blank check preferred shares (hereinafter referred to as preferred shares) with a par value of one United States cent (US$0.01) per share. The Board of Directors of the Corporation shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issuance of such preferred shares. No holder of shares of the capital stock of the Corporation shall be entitled to preemptive or subscriptive rights.”

4.	The following text is hereby added to the end of Article H(e) of the Second Amended and Restated Articles of Incorporation of the Corporation:

“Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (e) of this Article H shall not apply with respect to the director or directors elected by such holders of preferred stock.”

5.	The foregoing amendments to the Second Amended and Restated Articles of Incorporation of the Corporation were authorized by the unanimous vote of the Corporation’s board of directors and the vote of the holders of a majority of the voting power of all of the Corporation’s outstanding shares entitled to vote thereon at a duly held meeting of shareholders.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 15th day of April, 2016.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President